Exhibit 5.1

May 29, 2013

P. H. Glatfelter Company

96 South George Street

Suite 400

York, PA 17401

Re:	P. H. Glatfelter Company - Registration Statement on Form S-8

Gentlemen:

We have acted as counsel to P. H. Glatfelter Company (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, and the issuance of up to an additional 1,030,000 shares (“Additional Shares”) of the Company’s common stock, par value $0.01 per share, pursuant to the Company’s Amended and Restated Long-Term Incentive Plan (the “Plan”).

In rendering this opinion, we have reviewed the Plan and such certificates, documents, corporate records and other instruments and matters of law as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.

The opinion expressed below is based on the assumption that the Registration Statement has been filed by the Company with the Securities and Exchange Commission and will have become effective before any of the Additional Shares are issued, and that persons acquiring the Additional Shares will do so strictly in accordance with the terms of the Plan and will receive a prospectus containing all the information required by Part I of the Registration Statement before acquiring such Additional Shares. The opinion is also based on the assumption that the Additional Shares will continue to be duly and validly authorized on the dates that the Additional Shares are issued to participants pursuant to the terms of the Plan and, upon the issuance of any of the Additional Shares, the total number of shares of common stock of the Company issued and outstanding, after giving effect to such issuance of such Additional Shares, will not exceed the total number of shares of common stock that the Company is then authorized to issue under its Articles of Incorporation, as amended.

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P. H. Glatfelter Company

May 29, 2013

Based on the foregoing, we are of the opinion that the Additional Shares, when issued pursuant to the Plan in accordance with the terms and conditions thereof (including, where applicable, the payment of any exercise price, the satisfaction of any vesting or forfeiture restrictions and the achievement of applicable performance goals) will be legally issued, fully paid and nonassessable.

This opinion is limited to the matters expressly stated herein and no implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. This opinion is limited to the Federal law of the United States of America and of the laws of the Commonwealth of Pennsylvania.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Ballard Spahr LLP